Exhibit 5.1

August 27, 2007

Nanogen, Inc.

10398 Pacific Center Court

San Diego, CA 92121

RE:	Nanogen, Inc./Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Nanogen, Inc., a Delaware corporation (the “Company”), in connection with its filing of the registration statement (Reg. No. 333-144880) on Form S-3 under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) on July 26, 2007, the registration statement (Reg. No. 333-145650) on Form S-3 pursuant to Rule 462(b) of the Act (together with Registration Statement No. 333-144880, the “Registration Statement”) and the prospectus supplement together with the prospectus contained in the Registration Statement (together, the “Prospectus”) with the SEC on the date hereof pursuant to Rule 424(b) under the Act. The Registration Statement relates to the proposed offer and sale by the Company of (i) shares of the Company’s Common Stock, $0.001 par value (the “Common Stock”), (ii) shares of the Company’s Preferred Stock, $0.001 par value (the “Preferred Stock”), (iii) one or more series of debt securities, (iv) warrants to purchase Common Stock and (v) warrants to purchase Preferred Stock from time to time, as set forth in the prospectus contained in the Registration Statement, and as shall be set forth in one or more supplements to the prospectus contained in the Registration Statement with an aggregate offering price of up to $60,000,000. The Prospectus relates to the proposed offer and sale by the Company in accordance with the terms of a Securities Purchase Agreement dated as of August 26, 2007 between the Company and the purchasers signatory thereto (the “Securities Purchase Agreement”) of up to $20,000,000 in aggregate principal amount of 6.25% senior convertible notes of the Company (the “Notes”), which shall be convertible into shares of Common Stock, warrants (the “Warrants”) to purchase up to an aggregate of 11,023,622 shares of Common Stock, shares of Common Stock issuable upon conversion of the Notes and exercise of the Warrants, and shares of Common Stock that may be issued in payment of interest under the Notes (the “Interest Shares”). The Notes will be issued under an Indenture dated as of August 27, 2007 among the Company and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of August 27, 2007 between the Company and the Trustee (the “Indenture”).

In connection with this opinion letter, we have examined the Registration Statement and the Prospectus and originals, or copies certified or otherwise identified to our satisfaction, of the Certificate of Incorporation, as amended through the date hereof (the “Certificate”), and Bylaws, as in effect on the date hereof (the “Bylaws”), and such other documents, records and other instruments, as we have deemed appropriate for the opinion set forth herein.

Nanogen, Inc.

August 27, 2007

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of the Company, representations made by the Company in documents examined by us and representations of officers of the Company. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below.

We have also assumed for purposes of our opinion that the Indenture will be duly authorized, executed and delivered by the Trustee, that the Indenture will constitute a legal, valid and binding obligation of the Trustee, and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

Based on the foregoing, we are of the opinion that, as of the date hereof:

1. The Notes have been duly authorized and, when executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Buyers in accordance with the Securities Purchase Agreement, and as contemplated by the Registration Statement and the Prospectus, the Notes will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

2. The Warrants have been duly authorized and, when executed and delivered to and paid for by the Buyers in accordance with the Securities Purchase Agreement and as contemplated by the Registration Statement and the Prospectus, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

3. Upon the conversion or exercise of the Notes and the Warrants, respectively, in accordance with their respective terms and the Certificate, and in the manner contemplated by the Registration Statement and the Prospectus, the shares of Common Stock so issued upon such conversion or exercise will be validly issued, fully paid and nonassessable.

4. The Interest Shares have been duly authorized and, when issued and delivered by the Company in accordance with the terms of the Indenture and the Notes, such Interest Shares will be validly issued, fully paid and nonassessable.

The opinions expressed herein are subject to bankruptcy, insolvency, fraudulent transfer and other similar laws affecting the rights and remedies of creditors generally and general principles of equity. Certain waivers in the Notes and the Warrants may relate to matters that cannot, as a matter of law, be effectively waived. The enforceability of the Notes and Warrants may be limited by the unenforceability under certain circumstances of provisions imposing penalties, forfeitures, late payment charges, or an increase in interest rate upon delinquency in payment or an occurrence of default.

Nanogen, Inc.

August 27, 2007

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware and the laws of the State of California, and we express no opinion with respect to the laws of any other state or jurisdiction.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Prospectus. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP